EXHIBIT 10.1

                                                                 EXECUTION DRAFT

                  THIS SECURITIES PURCHASE AGREEMENT (this "AGREEMENT"), dated as of March 6, 2002, is among SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation (the "COMPANY"), WELSH, CARSON, ANDERSON & STOWE VIII, L.P., a Delaware limited partnership ("WCAS VIII"), and the several other entities and individuals affiliated with WCAS VIII listed on Annex I hereto (collectively with WCAS VIII, the "WCAS PURCHASERS") and the other purchasers that become a party to this Agreement in accordance with Section 8.11 hereof (the "OTHER PURCHASERS" and collectively with the WCAS Purchasers, the "PURCHASERS").

                  WHEREAS, the Company desires to issue and sell to each Purchaser, and each Purchaser desires to purchase from the Company, shares of the Company's Series A Convertible Redeemable Preferred Stock, par value $.01 per share (the "SERIES A PREFERRED STOCK") on the terms and subject to the conditions set forth herein;

                  WHEREAS, prior to the issuance of the Preferred Shares (as defined in Section 1.01(a)), the Company will file a certificate of designation of the powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof relating to the Series A Preferred Stock, in the form attached hereto as Exhibit A (the "CERTIFICATE OF DESIGNATION");

                  WHEREAS, in order to induce the Purchasers to consummate the transactions contemplated by this Agreement, the Company has agreed to grant to the Purchasers certain rights, pursuant to an Investor Rights Agreement, between the Company and the investor parties thereto, substantially in the form delivered by the Company to WCAS VIII on the date hereof (the "INVESTOR RIGHTS AGREEMENT"), including registration rights with respect to shares, including those into which the Series A Preferred Stock is convertible (the "CONVERSION SHARES"), of the Company's Common Stock, $.01 par value ("COMMON STOCK"); and

                  WHEREAS, the Company and the Purchasers acknowledge that the transactions described or referred to herein in connection with the Closing (as defined in Section 1.02(a)) are not in contemplation of the filing by the Company or any of its subsidiaries of a petition for bankruptcy under Chapter 11 of the Bankruptcy Code of 1978, as amended.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

              I. PURCHASE AND SALE OF SECURITIES; OTHER PURCHASERS

                  SECTION 1.01 Authorization; Agreements to Sell and to Purchase. (a) On the Closing Date (as defined in Section 1.02(a)) and on the terms and subject to the satisfaction of the applicable conditions set forth in this Agreement, the Company shall issue and sell to each Purchaser, and each Purchaser, severally and not jointly, shall purchase from the Company, that number of shares of Preferred Stock (the "PREFERRED SHARES") set forth opposite the name of each such Purchaser in Annex I for a purchase price per share equal to $1,000 (the "PURCHASE PRICE") payable as provided in Section 1.01(b).

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                  (b) On the Closing Date and on the terms and subject to the satisfaction of the applicable conditions set forth in this Agreement, as payment in full for the Preferred Shares being purchased by each Purchaser on such date and against delivery by the Company of the certificate or certificates representing such Purchaser's Preferred Shares being purchased on such date, each of the Purchasers set forth in Annex I shall pay the amount set forth opposite the name of such Purchaser in Annex I under the heading "Aggregate Purchase Price" by (i) wire transfer immediately available funds to an account designated on the day immediately prior to the Closing Date by the Company and/or (ii) the exchange of indebtedness of the Company held by such Purchaser as contemplated by Section 1.01(c) below. The Purchasers agree that at least $57,5000,000 of such Aggregate Purchase Price will be paid to the Company in cash pursuant to clause (i) of this Section 1.01(b). With respect to any amounts to be paid by a Purchaser, in whole or in part, by exchange of indebtedness, such Purchaser shall surrender to the Company for exchange at the Closing any evidence of such indebtedness or shall execute an instrument of exchange in form and substance reasonably acceptable to the Company and WCAS VIII.

                  (c) In accordance with the foregoing, (i) the Company and each WCAS Purchaser who holds 10% Convertible Senior Secured Notes due 2006 of the Company (the "SENIOR NOTES") agree that a portion (equal to the aggregate principal amount outstanding plus any accrued and unpaid interest thereon) of such WCAS Purchaser's obligation to pay for its Preferred Shares hereunder shall be made through the exchange of the indebtedness represented by the Senior Notes held by such WCAS Purchaser on the Closing Date plus any Senior Notes issuable to such WCAS Purchaser as interest in respect of such Senior Notes through the Closing Date, whereupon all such Senior Notes shall be retired and cancelled; and (ii) the Company and each WCAS Purchaser who holds indebtedness ("SENIOR DEBT") acquired pursuant to the Assignment (as defined in Section 4.03(a)(ii)) agree that a portion (equal to the amount paid for such Senior Debt by such WCAS Purchaser) of such WCAS Purchaser's obligation to pay for its Preferred Shares hereunder shall be made through the exchange of such Senior Debt (plus accrued but unpaid interest thereon through the Closing Date) on the Closing Date, whereupon all such Senior Debt shall be retired and cancelled. In lieu of issuing fractional shares of Series A Preferred Stock at the Closing, promptly after the Closing Date, but in no event later than 10 business days thereafter, the Company shall pay to each WCAS Purchaser who has delivered Senior Notes or Senior Debt to the Company in accordance with this Section 1.01(c), an amount in cash in accordance with footnote 1 of Annex I (the "FRACTIONAL SHARE PAYMENTS").

                  (d) Provisions of General Application. (i) At the Closing, the Company shall issue and deliver to each Purchaser, against payment of the aggregate Purchase Price therefor (whether in the form of cash, Senior Notes or Senior Debt, certificates evidencing Preferred Shares being purchased by such Purchaser, registered in the name of such Purchaser.

                  (ii) The failure of any of the Purchasers to perform their obligations hereunder in respect of the Closing will not relieve any of the other Purchasers from performing their obligations hereunder in respect of the Closing.

                  SECTION 1.02 Actions at or after Closing. (a) Closing. The issuance and purchase contemplated by Section 1.01 (the " CLOSING") shall take place on a date (the " CLOSING DATE") to be specified by the Company and WCAS VIII, which date shall be no later than the second business day after the date as of which all the conditions set forth in Sections 6.01 and


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6.02 have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefit thereof, it being understood that no conditions to the obligations of the Purchasers to consummate the Closing set forth in Section
6.01 may be waived without the prior written consent of WCAS VIII). The Closing shall take place at the offices of Hogan & Hartson L.L.P., 885 Third Avenue, New York, New York 10022, or at such other place as may be mutually agreed upon by WCAS VIII and the Company.

                  (b) Conversion of Reuters Notes. Immediately upon consummation of the Closing hereunder, the aggregate principal amount of and any accrued interest on all of the Convertible Senior Secured Notes issued by the Company to Reuters Holdings Switzerland, SA, a societe anonyme organized under the laws of Switzerland ("REUTERS"), pursuant to the Securities Purchase Agreement, dated May 16, 2001, between Reuters and the Company, shall convert into Series A Preferred Stock in accordance with terms of such notes (and, in any event, not on terms more favorable than terms received by the Purchasers hereunder), whereupon such notes will no longer be outstanding and the security interests held by Reuters pursuant to such notes will be released.

                  (c) Subsequent Sales of Series A Preferred Stock. The Company will use reasonable best efforts to sell, after the Consent Effectiveness Date (as defined in Section 4.07) and on or before the six-month anniversary of the Closing Date, an additional 45,000 shares of Series A Preferred Stock (the "ADDITIONAL SHARES") to any Person (as defined in Section 2.02) or Persons (acceptable to WCAS VIII) who offer to purchase such Additional Shares at a price per share not less than the Purchase Price, and otherwise on the terms and conditions not less favorable to the Company than those pursuant to which shares of Series A Preferred Stock were issued to the WCAS Purchasers on the Closing Date. WCAS VIII will have the right to waive any of the obligations of the Company pursuant to this Section 1.02(c), including, but not limited to, the Company's obligation to sell the Additional Shares at the Purchase Price.

                II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Purchasers on the date hereof and on the Closing Date as follows:

                  SECTION 2.01 Organization and Qualification. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the properties, assets, financial condition, operating results, business or prospects of the Company and its Subsidiaries (as defined in Section 2.02), taken as a whole (a "MATERIAL ADVERSE EFFECT").

                  SECTION 2.02 Subsidiaries. Except for the Subsidiaries disclosed in the Company SEC Filings (as defined in Section 2.08) or as set forth in Schedule 2.02 of the Disclosure Letter of the Company, dated the date hereof (the "DISCLOSURE LETTER"), the Company


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does not own, beneficially or of record, any capital stock or other ownership interest in any other Person. SAVVIS Communications Corporation, a Missouri corporation ("SAVVIS MISSOURI") is a corporation validly existing and in good standing under the laws of Missouri. Global Network Assets, LLC, a Delaware limited liability company ("GLOBAL LLC"), is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware. Savvis Procurement Corporation, a Delaware corporation ("SAVVIS PROCUREMENT"), is a corporation validly existing and in good standing under the laws of Delaware. Each of SAVVIS Missouri, Global LLC and Savvis Procurement has all requisite power and authority to own or lease and operate its properties and assets and to carry out its business as it is now being conducted. Each of SAVVIS Missouri, Global LLC and Savvis Procurement is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. As used in this Agreement, (i) "PERSON" means any corporation, partnership, limited liability company, trust, joint venture or other entity and (ii) "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. SAVVIS Missouri, Global LLC and Savvis Procurement are the Company's only Significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X).

                  SECTION 2.03 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, $.01 par value ("PREFERRED STOCK"). As of the date hereof, 94,732,948 shares of Common Stock and no shares of Preferred Stock are issued and outstanding. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.

                  (b) As of the date hereof, except for options granted pursuant to the Company's stock option plan (the "STOCK OPTION PLAN") to purchase an aggregate 7,910,457 shares of Common Stock, and except as set forth on Schedule 2.03(b) of the Disclosure Letter, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any of its Subsidiaries is authorized or outstanding, and (except as otherwise expressly contemplated by this Agreement) there is not any commitment of the Company or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock, any evidences of indebtedness or assets.

                  (c) Upon the Closing, the authorized, issued and outstanding capital stock of the Company will be as set forth on Schedule 2.03(c) of the Disclosure Letter.

                  SECTION 2.04 Authorization of Agreements, etc. (a) The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, each of the Section 4.03(a) Agreements (as defined in Section 4.03(a)) and the Bridge Settlement Agreement. Except as set forth on Schedule 2.04 of the Disclosure Letter,


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each of (i) the execution and delivery by the Company of this Agreement, each of the Section 4.03(a) Agreements and the Bridge Settlement Agreement and the performance by the Company of its obligations hereunder and thereunder and (ii) the issuance, sale and delivery by the Company of all of the Preferred Shares to be issued and sold to the Purchasers hereunder, will be duly authorized prior to the Closing by all requisite corporate and stockholder action and will not violate any provision of applicable law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of the Company, or any provision of any indenture, agreement or other instrument to which the Company or any of its Subsidiaries or their properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or result in the vesting, acceleration or material modification of any benefits under any such indenture, agreement or other instrument or any compensation agreement or benefit plan, or result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances in favor of any third Person upon any of the assets of the Company or any of its Subsidiaries.


                  (b) The issuance, sale and delivery of the Preferred Shares or the Conversion Shares to the Purchasers hereunder are not and will not be subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any Person.

                  (c) The Preferred Shares, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will have the powers, preferences, rights and qualifications set forth in the Certificate of Designation. On the Consent Effectiveness Date, each of the Conversion Shares into which the Series A Preferred Stock to be issued are convertible in accordance with the Certificate of Designations shall have been duly authorized by the Company and duly reserved in contemplation of the conversion of such Preferred Shares and, when issued in accordance with the provisions of the Preferred Shares, will be validly issued, fully paid and nonassessable shares of capital stock of the Company.

                  SECTION 2.05 Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each of the Section 4.03(a) Agreements, when executed and delivered by the Company in accordance with this Agreement will constitute, and the Bridge Settlement Agreement constitutes, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that no representation is made as to (i) the enforceability of the indemnification or contribution provisions of the Investor Rights Agreement and
(ii) the enforceability of this Agreement or any of the Section 4.03(a) Agreements or the Bridge Settlement Agreement to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors' rights generally or by general equitable principles.

                  SECTION 2.06 Governmental Approvals; Consents. Subject to the accuracy of the representations and warranties of the Purchasers set forth in
Article III and except for (i) any required filing and approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976,

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as amended (the "HSR ACT"), (ii) the filing of the Certificate of Designation with the Secretary of State of Delaware which shall be made on or prior to the Closing Date, (iii) applicable filings and approvals, if any, required by applicable federal and state securities laws (including the filing with, and approval by the SEC of, the Information Statement (as defined in Section 4.11)) and listing regulations, (iv) the effectiveness of the consents of the stockholders of the Company contemplated by the Information Statement and referred to in Section 5.05, and (v) the filing with the Secretary of State of Delaware of the amendment to the Company's certificate of incorporation contemplated by Section 4.08; no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency, court, instrumentality or securities exchange (each, a "GOVERNMENTAL AUTHORITY") or any other third person or entity is or will be necessary for the valid execution, delivery and performance of this Agreement, the Investor Rights Agreement, or the issuance and delivery of the shares of Series A Preferred Stock or the Conversion Shares.

                  SECTION 2.07 Financial Statements. (a) The Company has furnished to the Purchasers the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2001 (the "INTERIM BALANCE SHEET") and the related consolidated statements of operations, stockholders' equity and cash flows for the nine months then ended. All such financial statements (including but not limited to any related schedules and/or notes) have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied and consistent with prior periods, except for normal year-end adjustments and the absence of footnotes. Such balance sheet fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of September 30, 2001, and such statements of operations, stockholders' equity and cash flows fairly present in all material respects the consolidated results of operations, stockholders' equity and cash flows of the Company and its subsidiaries for the nine months ended September 30, 2001.

                  (b) Except as and to the extent (i) reflected on the Interim Balance Sheet, (ii) incurred since September 30, 2001 in the ordinary course of business consistent with past practice, (iii) set forth on Schedule 2.07(b) of the Disclosure Letter, or (iv) as disclosed in the Company SEC Filings, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any kind or nature, whether known or unknown, secured or unsecured, absolute, accrued, contingent or otherwise, and whether due or to become due, that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP.

                  (c) Except as set forth on Schedule 2.07(c) of the Disclosure Letter or as disclosed in the Company SEC Filings (as defined in Section 2.08), since September 30, 2001, neither the Company nor any of its subsidiaries has suffered any Material Adverse Effect.

                  SECTION 2.08 SEC Filings. The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") since the completion of the Company's initial public offering on February 18, 2000, and the Company has made available to the Purchasers, as filed with the SEC, complete and accurate copies of (i) the Annual Report of the Company on Form 10-K for the years ended December 31, 1999 and 2000, and (ii) all other reports, statements and registration statements (including but not limited to Current Reports on Form 8-K and Quarterly Reports on Form 10-Q) filed by the Company


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with the SEC since December 31, 2000, in each case including but not limited to all amendments and supplements (collectively, the "COMPANY SEC FILINGS"). The Company SEC Filings (excluding any financial statements or schedules included therein, which are covered by the representations and warranties of the Company in Section 2.07(a)), (i) were prepared in compliance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations thereunder, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 2.09 Absence of Certain Changes or Events. Except as set forth on Schedule 2.09 of the Disclosure Letter or in the Company SEC Filings, and except as otherwise expressly contemplated by this Agreement, since September 30, 2001, neither the Company nor any of its Subsidiaries has (a) issued any stock, bonds or other corporate securities, (b) borrowed or refinanced any indebtedness for borrowed money other than borrowings under (i) the Amended and Restated Credit Agreement dated as of September 5, 2000 (as amended from time to time, the "CREDIT AGREEMENT"), among the Company, SAVVIS Missouri, Nortel Networks Inc. ("NORTEL"), as Administrative Agent, and the lenders named therein or (ii) the Master Lease Agreement No. 6857500 with General Electric Credit Corporation, dated as of March 28, 2000, (c) discharged or satisfied any material claim or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the Interim Balance Sheet and current liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (d) in the case of the Company only, declared or made any payment or distribution to stockholders, or purchased or redeemed any shares of its capital stock or other securities, or (e) except in connection with this Agreement and the transactions contemplated hereby, entered into any agreement, letter of intent or similar undertaking to take any of the actions listed in clauses (a) through (d) above.

                  SECTION 2.10 Actions Pending. Except as set forth on Schedule
2.10 of the Disclosure Letter or in the Company SEC Filings, there is no action, suit, investigation or proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries to which its or any of its Subsidiaries' property is subject, before any court or by or before any governmental body or arbitration board or tribunal, which the Company would be required to disclose pursuant to Item 1 of Part II of Form 10-Q if such Form 10-Q were required to be filed on and as of the date hereof. For the purposes of this Agreement, the term "BEST OF THE KNOWLEDGE OF THE COMPANY" shall mean the actual knowledge, upon reasonable inquiry, of the executive officers of the Company.

                  SECTION 2.11 Compliance with Law; Permits. Neither the Company nor any of its Subsidiaries is in default in any respect under any order or decree of any court, governmental authority, arbitrator or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which the Company or any of such Subsidiaries or any of their respective properties or assets is subject, except where such default would not have a Material Adverse Effect. The Company possesses all permits, authorizations, approvals, registrations, variances and licenses ("PERMITS") necessary for the Company or its Subsidiaries to


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own, use and maintain their properties and assets or required for the conduct of its business in substantially the same manner as it is currently conducted, except where the failure to possess any such Permit would not have a Material Adverse Effect. Except to the extent the failure of any of the following to be correct would not have a Material Adverse Effect, each Permit is in full force and effect, and no proceeding is pending or, to the best knowledge of the Company, threatened to modify, suspend, revoke or otherwise limit any Permit, and no administrative or governmental actions have been taken or, to the best knowledge of the Company, threatened in connection with the expiration or renewal of any Permit.

                  SECTION 2.12 Contracts. Except as disclosed in the Company SEC Filings or as set forth on Schedule 2.12(i) of the Disclosure Letter, there are no contracts or agreements that are material to the conduct of the Company's business or to the financial condition or results of operations of the Company and its subsidiaries, taken as a whole, that the Company would be required to disclose pursuant to paragraph 10 of Item 601 of Regulation S-K if a Form 10-Q were required to be filed on and as of the date hereof. Except as set forth in the SEC Filings or on Schedule 2.12(ii) of the Disclosure Letter, each of the agreements (collectively, the "MATERIAL AGREEMENTS") disclosed as an exhibit in the Company SEC Filings in response to paragraph 10 of Item 601 of Regulation S-K under which there are continuing rights or obligations is a valid and enforceable obligation of the Company and, to the best knowledge of the Company, of the other parties thereto, except where the failure to be valid or enforceable would not have a Material Adverse Effect and provided that no representation is made as to the enforceability of such agreements to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors' rights generally or by general equitable principles. Except as set forth on Schedule 2.12(iii) of the Disclosure Letter, to the best knowledge of the Company, the Company has not been notified in writing of any claim that any Material Agreement is not valid and enforceable in accordance with its terms for the periods stated therein (other than where such enforceability is in violation of public policy or law), or that there is under any such contract any existing default or event of default or event that with notice or lapse of time or both would constitute such a default, except any such failure to be valid or enforceable and any such defaults that, in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 2.12(iv) of the Disclosure Letter, the Company is not a party to any contract or agreement that would result in an obligation of the Company to make any payments under such agreement or contract solely as a result of the execution and delivery of this Agreement or the Investor Rights Agreement or the consummation of any of the transactions contemplated hereby or thereby (including, but not limited to, the issuance, sale and delivery of the Preferred Shares or the Conversion Shares). The Company has heretofore provided true and correct copies of the Material Agreements to WCAS VIII.

                  SECTION 2.13 Insurance. The Company maintains insurance with respect to its businesses, properties, officers, directors and employees customary with industry practices. The Company has heretofore made available for inspection by WCAS VIII true and complete copies of all such insurance policies. Such policies are, and will be, on the Closing Date, in full force and effect and are, and will be upon the Closing, free from any right of termination or limitation (other than for non-payment) on the part of the insurance carriers.

                  SECTION 2.14 Information Statement. The Information Statement (and any amendment thereof or supplement thereto), at the date mailed to stockholders of the Company


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and at the time it becomes effective, will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Information Statement to the extent based solely on information supplied in writing by the Purchasers to the Company specifically for inclusion therein.

                  SECTION 2.15 Offering of the Preferred Shares. Assuming the accuracy of the representations and warranties of the Purchasers set forth in
Article III hereof, neither the Company nor any Person acting on the Company's behalf has taken or will take any action (including but not limited to, without limitation, any offer, issuance or sale of any securities of the Company under circumstances which might require the integration of such transactions with the sale of the Preferred Shares under the Securities Act or the rules and regulations of the SEC thereunder) which would require the offering, issuance or sale of the Preferred Shares to the Purchasers (but not including the resale thereof) pursuant to this Agreement to be registered under the Securities Act.

                  SECTION 2.16 Related-Party Transactions. Except (i) as set forth in the Company SEC Filings or as set forth on Schedule 2.16 of the Disclosure Letter, or (ii) as contemplated hereby, there are no existing material arrangements or proposed material transactions between the Company and any Person or entity that the Company would be required to disclose pursuant to
Item 404 of Regulation S-K of the SEC if a proxy statement of the Company were required to be filed on or as of the date hereof, other than arrangements or transactions between the Company and any of the Purchasers.

                  SECTION 2.17 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company directly with the Purchasers, without the intervention of any other Person on behalf of the Company in such manner as to give rise to any valid claim by any other Person against the Purchasers for a finder's fee, brokerage commission or similar payment.

              III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  Each Purchaser, severally and not jointly, represents and warrants to the Company on the date hereof and on the Closing Date, as follows:


                  SECTION 3.01 Organization. Such Purchaser (other than any Purchaser who is an individual) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate, limited liability or limited partnership power and authority to operate its properties and assets and to carry on its business as it is now being conducted.

                  SECTION 3.02 Authorization. The execution, delivery and performance by such Purchaser of this Agreement and the Investor Rights Agreement, and the purchase and receipt by such Purchaser of the Preferred Shares being acquired by it hereunder, have been duly authorized by all requisite action on the part of such Purchaser and will not violate any provision of applicable law, any order of any court or other agency of government, the charter or other governing documents of such Purchaser.

                  SECTION 3.03 Validity. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms. The Investor Rights Agreement, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

                  SECTION 3.04 Investment Representations. (a) Such Purchaser is acquiring the Preferred Shares being purchased by such Purchaser hereunder for such Purchaser's own account, for investment, and not with a view toward the resale or distribution thereof.

                  (b) Such Purchaser understands that it must bear the economic risk of such Purchaser's investment for an indefinite period of time, because the Preferred Shares and, when issued upon conversion of Preferred Shares, the Conversion Shares are not registered under the Securities Act or any applicable state securities laws and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available.

                  (c) Such Purchaser has the ability to bear the economic risks of the investment in the Preferred Shares being purchased hereunder for an indefinite period of time. Such Purchaser further acknowledges that it has received copies of the Company SEC Filings and has had the opportunity to ask questions of, and receive answers from, officers of the Company with respect to the business and financial condition of the Company and the terms and conditions of the offering of the Preferred Shares and to obtain additional information necessary to verify such information or can acquire it without unreasonable effort or expense.

                  (d) Such Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of its investment in the Preferred Shares. Such Purchaser further represents that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the SEC under the Securities Act with respect to its purchase of the Preferred Shares, and that any such Purchaser that is a limited partnership has not been formed solely for the purpose of purchasing the Preferred Shares.

                  SECTION 3.05 Governmental Approvals; Consents. Except for any required filing and approval under the HSR Act, no registration or filing with, or consent or approval of, or other action by, any Governmental Authority is or will be necessary by the Purchasers for the valid execution, delivery and performance of this Agreement and the Investor Rights Agreement.

                  SECTION 3.06 Ownership of Senior Notes and Senior Debt. As of the Closing Date, if such Purchaser is a WCAS Purchaser, such Purchaser owns the principal amount of Senior Notes and Senior Debt set forth opposite the name of such Purchaser in the side letter delivered by WCAS VIII to the Company on such date.

               IV. COVENANTS OF THE COMPANY

                  SECTION 4.01 Operation of Business. From the date hereof until the Closing Date, except as expressly provided for in this Agreement or as consented to in advance by WCAS VIII in writing, the Company shall not:

                  (a) amend its Certificate of Incorporation or bylaws;

                  (b) split, combine or reclassify any shares of the Common
Stock;

                  (c) issue any capital stock other than pursuant to this Agreement or other contractual obligations disclosed in Schedule 2.03(b) of the Disclosure Letter or referred to in Section 2.03(b), or declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Common Stock;

                  (d) take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Company set forth in Article III becoming untrue, (B) any of the conditions to the obligations of the Purchasers set forth in Section 6.01 not being satisfied, or (C) the operation of the business of the Company or its Subsidiaries outside the ordinary course of business consistent with past practice, giving due regard to the Company's financial condition, including but not limited to the filing for bankruptcy by Bridge Information Systems, Inc., a Delaware corporation ("BRIDGE"), the Company's cash funding requirements and the Company's current management of its trade payables; or

                  (e) enter into any agreement or commitment to do any of the foregoing.

                  SECTION 4.02 Access to Information. From the date hereof until the Closing Date, the Company will (a) furnish to the Purchasers and their authorized representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (b) instruct its counsel, independent accountants and financial advisors to cooperate with the Purchasers and their authorized representatives in its investigation of the Company. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

                  SECTION 4.03 Agreement to Take Necessary and Desirable Actions. The Company shall (a) promptly upon the execution of this Agreement and in no event later than three (3) business days following the date hereof, execute each of (i) the Investor Rights Agreement, (ii) the Assignment, Acceptance and Amendment Agreement, among the Company, certain WCAS Purchasers and Nortel, substantially in the form delivered by the Company to WCAS VIII on the date hereof (the "ASSIGNMENT"), (iii) the Agreement and Mutual Release, among the Company, certain affiliates of the Company, Nortel and certain WCAS Purchasers, substantially in the form delivered by the Company to WCAS VIII on the date hereof (the "MUTUAL RELEASE"), (iv) the Amended and Restated Purchase Agreement, between Nortel and the Company, substantially in the form delivered by the Company to WCAS VIII on the date hereof (the "AMENDED PURCHASE AGREEMENT"), (v) the Warrant Agreement between the Company and Nortel, substantially in the form delivered by the Company to WCAS VIII on the date hereof (the "NORTEL WARRANT AGREEMENT"), (vi) the Amended and Restated Master Lease

Agreement No. 6857500, among General Electric Capital Corporation ("GECC"), the Company and the other parties thereto, substantially in the form delivered by the Company to WCAS VIII on the date hereof (the "AMENDED MASTER LEASE"), and
(vii) the Warrant Agreement between the Company and GECC, substantially in the form delivered by the Company to WCAS VIII on the date hereof (the "GECC WARRANT AGREEMENT") (the agreements referred to in this Section 4.03(a), collectively, the "SECTION 4.03(A) AGREEMENTS"); (b) subject to the satisfaction of the conditions set forth in Section 6.02, execute and deliver such other documents, certificates, agreements and other writings, and (c) take such other actions, in each case, as may be reasonably necessary, desirable or requested by any of the Purchasers in order to consummate or implement the issuance, sale and delivery of the Preferred Shares to the Purchasers in accordance with the terms of this Agreement.

                  SECTION 4.04 Compliance with Conditions; Commercially Reasonable Efforts. The Company shall use all commercially reasonable efforts to cause all conditions precedent to the obligations of the Company and the Purchasers to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use all commercially reasonable efforts to take, or cause to betaken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable laws to consummate and make effective in the most expeditious manner practicable the issuance, sale and delivery of the Preferred Shares to the Purchasers in accordance with the terms of this Agreement.

                  SECTION 4.05 HSR Act Notification. To the extent required by the HSR Act, the Company shall, to the extent it has not already done so, (a) use all commercially reasonable efforts to file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning the transactions contemplated hereby and (b) use all commercially reasonable efforts to promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. The Company agrees to request, and to cooperate with the Purchasers in requesting, early termination of any applicable waiting period under the HSR Act. The Company shall be responsible for the filing fees of the Purchasers payable under the HSR Act as contemplated by Section 5.03 of this Agreement. Notwithstanding any other provisions hereof, in no event will the Company or any of its controlled affiliates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated hereby.

                  SECTION 4.06 Consents and Approvals. The Company (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities (other than as required under the HSR Act, which is subject to Section 4.05), and of all other Persons required in connection with the execution, delivery and performance of this Agreement or the Investor Rights Agreement or the consummation of the transactions contemplated hereby or thereby; and (b) shall diligently assist and cooperate with the Purchasers in preparing and filing all documents required to be submitted by the Purchasers to any Governmental Authority in connection with the issuance, sale and delivery of the Preferred Shares to the Purchasers (which assistance and cooperation shall include timely furnishing to the Purchasers all information concerning the Company and its Subsidiaries that counsel to the Purchasers reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

                  SECTION 4.07 Reservation of Shares. From and after the effective date of the stockholder action by written consent referred to in
Section 5.05 (the "CONSENT EFFECTIVENESS DATE") and so long as any of the shares of Series A Preferred Stock are outstanding, the Company shall keep reserved for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations under the Certificate of Designation.

                  SECTION 4.08 Filing of Certificate of Designation and Amendment to Certificate of Incorporation. Prior to the Closing, the Company shall file or cause to be filed the Certificate of Designation with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL. Promptly upon the effectiveness of the stockholder action by written consent referred to in Section 5.05, the Company shall file or cause to be filed an amendment to its Certificate of Incorporation increasing the number of shares of authorized Common Stock to 600,000,000 shares with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL.

                  SECTION 4.09 Listing of Shares. The Company shall use all commercially reasonable efforts to cause the Conversion Shares issuable upon conversion of the Preferred Shares to be listed or otherwise eligible for trading on the NASDAQ National Market System or such other exchange or market at which the Common Stock is traded at the time of conversion.

                  SECTION 4.10 Use of Proceeds. The Company shall not, without the prior written consent of WCAS VIII, use the aggregate proceeds to be received upon issuance of the Preferred Shares other than for working capital, reduction of debt and payables in accordance with the Bridge Settlement Agreement, the Lucent Letter Agreement, and Section 1.01(c) of this Agreement (as defined in Section 4.01(e)) and general corporate purposes substantially in accordance with the operating budget provided to the Board of Directors of the Company on February 26, 2002 as such amended budgets as may be from time to time as provided to the Board of Directors.

                  SECTION 4.11 Information Statement. In satisfaction of the Company's obligations under Regulation 14C under the Exchange Act relating to the stockholder action by written consent referred to in Section 5.05, as promptly as practicable after the date hereof, the Company shall, at its sole expense, prepare and file with the SEC, and the Purchasers shall, at the Company's sole expense, cooperate with the Company in such preparation and filing of, a preliminary information statement relating to this Agreement and the transactions contemplated hereby; and the Company shall use its best efforts to furnish the information required to respond promptly to any comments made by the SEC with respect to the preliminary information statement to be mailed to its stockholders and thereafter to mail the information statement to the Company's stockholders. Such preliminary information statement as filed with the SEC and subsequently mailed to the stockholders of the Company (as amended and supplemented from time to time) is herein referred to as the "INFORMATION STATEMENT." The Company further agrees (i) to consult with WCAS VIII in connection with the preparation and filing of the Information Statement and (ii) that the Information Statement will not contain anything inconsistent or in conflict with this Agreement, the Investor Rights Agreement, or the transactions contemplated hereby or thereby.

                  SECTION 4.12 Additional Covenants. From the date hereof until the Consent Effectiveness Date, except as expressly consented to in advance by WCAS VIII in writing, the Company shall not issue any Additional Stock (as such term is defined in the Certificate of Designation) without consideration or for consideration per share less than the Conversion Price (as such term is defined in the Certificate of Designation).

               V. COVENANTS OF THE PURCHASERS

                  SECTION 5.01 Agreement to Take Necessary and Desirable Actions. Each Purchaser shall (a) subject to the satisfaction of the conditions set forth in Section 6.01, execute and deliver the Investor Rights Agreement and such other documents, certificates, agreements and other writings and (b) take such other actions, in each case, as may be reasonably necessary, desirable or requested by the Company in order to consummate or implement the issuance, sale and delivery of the Preferred Shares to the Purchasers in accordance with the terms of this Agreement.

                  SECTION 5.02 Compliance with Conditions; Commercially Reasonable Efforts. Each Purchaser will use all commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause all conditions precedent to the obligations of the Company and the Purchasers to be satisfied. Upon the terms and subject to the conditions of this Agreement, each Purchaser will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the issuance, sale and delivery of the Preferred Shares to such Purchaser in accordance with the terms of this Agreement.

                  SECTION 5.03 HSR Act Notification. To the extent required by the HSR Act, each Purchaser shall, if it has not already done so, (a) use all commercially reasonable efforts to file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning the transactions contemplated hereby and (b) use all commercially reasonable efforts to promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning such transactions in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each Purchaser agrees to request, and to cooperate with the Company in requesting, early termination of any applicable waiting period under the HSR Act. Notwithstanding any other provisions hereof, in no event will any Purchaser or any of their respective controlled affiliates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated hereby.

                  SECTION 5.04 Consents and Approvals. Each Purchaser (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities (other than as expressly set forth in Section 5.03 regarding the HSR Act), and of all other Persons required in connection with the execution, delivery and performance of this Agreement or the Investor Rights Agreement, or the consummation of transactions contemplated hereby or thereby and (b) shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Authority in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning such Purchaser that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

                  SECTION 5.05 Action by Written Consent. Upon execution of this Agreement, WCAS VIII will, and will cause other WCAS Purchasers designated by WCAS VIII to, (a) vote, or cause to be voted, by written consent, all of the shares of Common Stock owned by it in favor of the approval of the matters relating to the transactions contemplated by this Agreement, the Investor Rights Agreement and the transactions set forth on Schedule 5.05 of the Disclosure Letter and (b) at the Company's sole expense, provide the Company with all information concerning it which is necessary and customary to be included in the Information Statement.

                  SECTION 5.06 Release of Security Interests. On or prior to the Closing, the WCAS Purchasers shall execute or cause to be executed all such instruments and documents as shall be necessary to release the security interest granted under the Missouri Future Advance Deed of Trust and Security Agreement, dated as of February 19, 2001, as amended, by and between Savvis Missouri and certain of the WCAS Purchasers.

                            VI. CONDITIONS PRECEDENT

                  Conditions Precedent to the Obligations of the Purchasers in connection with the Closing. With regard to the Closing, the obligations of the Purchasers hereunder are, at their option, subject to the satisfaction of the following conditions:

                  (a) Representations and Warranties to Be True and Correct. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct and all other representations and warranties of the Company shall be true and correct in all material respects, each on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

                  (b) Performance. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date.

                  (c) All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken by the Company and all waivers and consents to be obtained by the Company in connection with the transactions contemplated hereby, including but not limited to those set forth as items 1 and 2 in Schedule 2.04 of the Disclosure Letter, shall have been taken or obtained by the Company.

                  (d) Legal Proceedings. On the Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement.

                  (e) Agreements in Full Force and Effect; Certain Deliveries. Each of (i)(A) the Agreement Resolving All Outstanding Savvis-BIS Issues, dated February 8, 2002 and approved by the U.S. Bankruptcy Court on February 13, 2002 (the "BRIDGE SETTLEMENT AGREEMENT"), and (B) the Section 4.03(a) Agreements will be in full force and effect (with all conditions to effectiveness (other than the actions to be consummated on the Closing Date as set forth in this Agreement), if any, having been fully satisfied) and no party thereto will be in breach of any of its obligations thereunder; (ii) the letter agreement between WCAS VIII and Lucent Technologies, Inc. ("LUCENT") of even date herewith will be in full force and effect and Exhibit A to such letter agreement shall have been fully executed and delivered by Lucent and shall be in full force and effect and Lucent will not be in breach of any of its obligations thereunder; and (iii) the Company and Level 3 Communications, LLC ("LEVEL 3") shall have entered into a written settlement agreement containing terms and conditions no more favorable to Level 3 than those set forth in the term sheet attached as Exhibit B hereto, such agreement shall be of full force and effect (with all conditions to effectiveness, if any, having been fully satisfied), and no party thereto will be in breach of any of its obligations thereunder.

                  Governmental Approvals. All necessary governmental and regulatory consents and approvals, including, but not limited to expiration or termination under the HSR Act, and necessary third party consents shall have been obtained or shall have expired, as applicable.

                  (g) NASDAQ Matters. All requirements of the NASDAQ Marketplace Rules in connection with the consummation of the transactions contemplated by this Agreement to be completed at the Closing shall have been satisfied or an exemption therefrom shall have been obtained from the Director of Regulatory Policy at the NASDAQ Stock Market, Inc.

                  (h) Certificate of Designation. The Company shall have filed the Certificate of Designation with the Secretary of State of Delaware and which such document shall be in full force and effect.

                  (i) No Material Adverse Effect. Except for the effects of the matters set forth in Schedule 2.09 of the Disclosure Letter, disclosed in the Company SEC Filings or set forth on Schedule 6.01(i) of the Disclosure Letter, there shall have been no Material Adverse Effect since April 17, 2001, the date on which the Company filed its Form 10-K for the year ended December 31, 2000.

                  (j) Opinions of Counsel. The Purchasers shall have received from Hogan & Hartson, L.L.P. and the chief legal officer of the Company opinion, each, dated the Closing Date, in the forms attached respectively as Exhibits C-1 and C-2 hereto.

                  Conditions Precedent to the Obligations of the Company in Connection with the Closing. With regard to the Closing, the obligations of the Company hereunder are, at its option, subject to the satisfaction of the following conditions:

                  (a) Representations and Warranties to Be True and Correct. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                  (b) Performance. The Purchasers shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or on the Closing Date.

                  (c) All Proceedings to Be Satisfactory. All proceedings to be taken by the Purchasers and all waivers and consents to be obtained by the Purchasers in connection with the transactions contemplated hereby shall have been taken or obtained by the Purchasers.

                  (d) Legal Proceedings. On the Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement.

                  (e) Agreements in Full Force and Effect; Certain Deliveries. Each of (i)(A) the Bridge Settlement Agreement, (B) the Lucent Letter Agreement, and (C) the Section 4.03(a) Agreements will be in full force and effect (with all conditions to effectiveness, if any, having been fully satisfied) and no party thereto will be in breach of any of its obligations thereunder; (ii) Exhibit A to the Lucent Letter Agreement shall have been executed and delivered by Lucent; and; and (iii) the Company and Level 3 shall have entered into a written settlement agreement containing terms and conditions no more favorable to Level 3 than those set forth in the term sheet attached as Exhibit B hereto.

                  (f) Governmental Approvals. All necessary governmental approvals and regulatory approvals and necessary third party consents, including, but not limited to, expiration or termination of the waiting period under HSR Act, shall have been obtained or shall have expired, as applicable.

                  (g) NASDAQ Marketplace Rules Requirements. All requirements of the NASDAQ Marketplace Rules in connection with the consummation of the transactions contemplated by this Agreement to be completed at the Closing shall have been satisfied or an exemption therefrom shall have been obtained from the Director of Regulatory Policy at the Nasdaq Stock Market, Inc.

                   VII. SURVIVAL OF REPRESENTATIONS; INDEMNITY

                  SECTION 7.01 Survival of Representations. Subject as set forth below, all representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive for the period commencing on the date hereof and ending on the first anniversary of the date hereof.

                  SECTION 7.02 General Indemnity. (a) Subject to the terms and conditions of this Article, the Company hereby agrees to indemnify, defend and hold the Purchasers harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "DAMAGES"), asserted against, resulting to, imposed upon or incurred by the Purchasers by reason of or resulting from a breach of any representation, warranty or covenant of the Company contained in or made pursuant to this Agreement.

                  (b) Subject to the terms and conditions of this Article VII, each Purchaser hereby agrees severally and not jointly to indemnify, defend and hold the Company harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by the Company by reason of or resulting from a breach of any representation, warranty or covenant of such Purchaser contained in or made pursuant to this Agreement.

                  SECTION 7.03 Conditions of Indemnification. The respective several obligations and liabilities of the Purchasers, on the one hand, and the Company, on the other hand (the "INDEMNIFYING PARTY"), to the other (the "PARTY TO BE INDEMNIFIED") under Section 7.02 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) within 20 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

                  (b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, provided that the indemnifying party shall be given at least 15 days prior written notice of the effectiveness of any such proposed settlement or compromise;

                  (c) anything in this Section 7.03 to the contrary notwithstanding (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying party other than as a result of money damages or other money payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnifying party shall not, without the prior written consent of the party to be indemnified, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the party to be indemnified a release from all liability in respect of such claim; and

                  (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

                               VIII. MISCELLANEOUS

                  SECTION 8.01 Restrictive Legends. Each Preferred Share and each certificate representing the Conversion Shares and any shares of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, and each certificate for any such securities issued to subsequent transferees of any such certificate shall be stamped or otherwise imprinted with the legends, if any, required to be borne by such securities by the Investor Rights Agreement, except as expressly otherwise provided in such agreement.

                  SECTION 8.02 Expenses, etc. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that, upon execution of this Agreement, the Company shall pay the legal, due diligence and other reasonable out-of-pocket costs and expenses of the Purchasers, and, thereafter, shall pay, on a monthly basis, the reasonable out-of-pocket costs and expenses of such Purchasers (and their counsel) through the effectiveness of the stockholder action by written consent referred to in Section 5.05 hereof.

                  SECTION 8.03 Survival of Agreements. All covenants, agreements and representations and warranties (except in the case of representations and warranties, as limited in Section 7.01) made herein shall survive the execution and delivery of this Agreement, the issuance, sale and delivery of the Preferred Shares and the making of the Fractional Share Payments pursuant hereto, notwithstanding any investigation made at any time by or on behalf of any party hereto. All statements contained in any certificate or other instrument delivered by the Company hereunder shall be deemed to constitute representations and warranties made by the Company.

                  SECTION 8.04 Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

                  if to the Company, to

                           SAVVIS Communications Corporation
                           12851 World Gate Drive
                           Herndon, Virginia 20170
                           Fax:  (703) 234-8315
                           Attention:  Ms. Nancy Bridgman Lysinger

                  with a copy to

                           Hogan & Hartson L.L.P.
                           885 Third Avenue, 26th Floor
                           New York, New York 10022
                           Fax:  (212) 918-6100
                           Attention:  Christine M. Pallares, Esq.

                  if to any WCAS Purchaser to:

                           c/o Welsh, Carson, Anderson & Stowe
                           320 Park Avenue, Suite 2500
                           New York, New York 10022
                           Fax:  (212) 893-9565
                           Attention:  Mr. John D. Clark

                  with a copy to:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza
                           New York, New York 10111
                           Fax:  (212) 841-5725
                           Attention:  Sanford B. Kaynor, Jr., Esq.

                  if to any Other Purchaser to such Purchaser's address listed on the signature pages hereto.

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of facsimile, when received.

                  SECTION 8.05 Press Releases and Public Announcements. All public announcements or disclosures relating to this Agreement shall be made only if mutually agreed upon by the Company and WCAS VIII except to the extent such disclosure is, in the opinion of the Company's and any such Purchaser's legal counsel, required by law or by regulation of any applicable national stock exchange or any SEC recognized trading market or equivalent foreign exchange or trading market; provided that any such required disclosure shall only be made, to the extent consistent with law and regulation of any applicable national stock exchange or SEC recognized trading market or equivalent foreign exchange or trading market, after consultation with and agreement by such Purchaser or the Company as applicable.

                  SECTION 8.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

                  SECTION 8.07 Entire Agreement. This Agreement (including the Schedules and Exhibits thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except as set forth in Section 8.10.

                  SECTION 8.08 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of WCAS VIII, and may not be assigned or delegated by any Purchaser (other than pursuant to Section 8.11 hereof) without the Company's prior written consent. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto, except as expressly set forth in Section 7.02 or as contemplated by this Section 8.08. Any designee or assignee permitted under this Section 8.08 is referred to herein as a "PERMITTED DESIGNEE."

                  SECTION 8.09 Termination. (a) This Agreement may be terminated at any time prior to the Closing:

                  (i) by mutual written agreement of the Company and WCAS VIII;

                  (ii) by either the Company or WCAS VIII if the Closing shall not have been consummated on or before March 24, 2002, unless extended by mutual agreement or unless the failure to consummate the Closing is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any obligation required to be performed by such party at or prior to the Closing Date; or

                  (iii) by either the Company or WCAS VIII if consummation of the transactions contemplated hereby to be consummated on the Closing Date would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction.


                  (b) The party desiring to terminate this Agreement pursuant to
Section 8.09(a)(ii) or (iii) hereof shall promptly give notice of such termination to the other party.

                  (c) If this Agreement is terminated as permitted by this
Section 8.09, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant of such party in this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 8.02, 8.03, 8.04, 8.05, 8.06, and
8.10 shall survive any termination hereof pursuant to this Section 8.09.

                  SECTION 8.10 Amendments and Waivers. (a) Subject to Section
8.11 hereof and footnote 1 of Annex I, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, by the Company and WCAS VIII.


                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, nor will any waiving of any right power or privilege operate to waive any other subsequent right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.


                  SECTION 8.11 Joinder. At any time between the date hereof and the Closing, additional third party purchasers may agree to purchase (a) all or any portion of the Preferred Shares agreed to be purchased for cash by a WCAS Purchaser on the Closing Date or (b) any of the authorized but unissued Preferred Shares at the Purchase Price on the Closing Date, in each case by executing and delivering a joinder agreement in the form attached hereto as Exhibit D hereto (each, a "JOINDER AGREEMENT"). Each Joinder Agreement, if executed pursuant to clause (a) in the first sentence of this Section 8.11, will constitute an effective assignment pursuant to Section 8.08. Upon execution and delivery of a Joinder Agreement by any such purchaser, such purchaser will be considered an "Other Purchaser" and a "Purchaser" for purposes of this Agreement and Annex I hereto will be amended to account for such Preferred Shares to be purchased by such Other Purchaser pursuant to the Joinder Agreement.


                  SECTION 8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 8.13 Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any party hereto shall bind and inure to the benefit of the respective successors and Permitted Designees of such party hereto whether so expressed or not.

                  IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the day and year first above written.


                                                     SAVVIS COMMUNICATIONS
                                                      CORPORATION



                                                     By:  /s/ David J. Frear
                                                          ----------------------
                                                     Name:  David J. Frear
                                                     Title: EVP and CFO

                                                    WELSH, CARSON, ANDERSON &
                                                       STOWE VIII, L.P.

                                                    By WCAS VIII Associates LLC,
                                                             General Partner



                                                    By: /s/ Jonathan M. Rather
                                                        -----------------------
                                                    Jonathan M. Rather
                                                    Managing Member

                                                    WELSH, CARSON, ANDERSON &
                                                       STOWE VII, L.P.

                                                    By WCAS VII Partners L.P.,
                                                             General Partner



                                                    By: /s/ Jonathan M. Rather
                                                        -----------------------
                                                    Jonathan M. Rather
                                                    General Partner

                                                    WELSH, CARSON, ANDERSON &
                                                       STOWE VI, L.P.

                                                    By WCAS VI Partners L.P.,
                                                             General Partner



                                                    By: /s/ Jonathan M. Rather
                                                        -----------------------
                                                    Jonathan M. Rather
                                                    General Partner

                                       WCAS MANAGEMENT CORPORATION


                                      By: /s/ Jonathan M. Rather
                                          -----------------------
                                      Jonathan M. Rather
                                      Treasurer

                                      Russell Carson
                                      Bruce K. Anderson
                                      IRA FBO Bruce K. Anderson
                                      Andrew Paul
                                      Robert A. Minicucci
                                      Anthony J. De Nicola
                                      Paul B. Queally
                                      Lawrence B. Sorrel
                                      Estate of Rudolph Rupert
                                      D. Scott Mackesy
                                      Sanjay Swani
                                      IRA FBO James R. Mathews
                                      John D. Clark
                                      Sean Traynor
                                      John Almeida
                                      Eric J. Lee
                                      IRA FBO Jonathan M. Rather
                                      James Hoover
                                      Richard Stowe
                                      Laura Van Buren


                                      By: /s/ Jonathan M. Rather
                                          -----------------------
                                      Jonathan M. Rather
                                      Individually and as Attorney-in-Fact

                                                     DANIEL ANDERSON TRUST



                                                     By:  /s/ Bruce Anderson
                                                          ----------------------
                                                     Name:  Bruce Anderson
                                                     Title: Trustee


                                                     KRISTEN ANDERSON TRUST



                                                     By:  /s/ Bruce Anderson
                                                          ----------------------
                                                     Name:  Bruce Anderson
                                                     Title: Trustee



                                                     MARK ANDERSON TRUST



                                                     By:  /s/ Bruce Anderson
                                                          ----------------------
                                                     Name:  Bruce Anderson
                                                     Title: Trustee

                                     ANNEX I
                                     -------


                        PURCHASE OF PREFERRED SHARES (1)


                                                         Aggregate Purchase        Number of
Name and Address of Purchaser                                  Price           Preferred Shares
-----------------------------                                  -----           ----------------


Purchasers:

WCAS Purchasers
---------------

Welsh, Carson, Anderson & Stowe VIII, L.P.                        $97,851,266             97,851

Welsh, Carson, Anderson & Stowe VII, L.P.                           5,952,000              5,952

Welsh, Carson, Anderson & Stowe VI, L.P.                            7,939,000              7,939

Russell Carson                                                        916,252                916

Bruce Anderson                                                        964,252                964

IRA-Bruce Anderson                                                    122,000                122

Daniel Anderson Trust                                                  10,000                 10

Kristin Anderson Trust                                                 10,000                 10

Mark Anderson Trust                                                    10,000                 10

Andrew Paul                                                           668,187                668

Robert Minicucci                                                      292,400                292

Anthony de Nicola                                                     126,200                126

Paul Queally                                                           26,440                 26

Lawrence Sorrel                                                        85,200                 85

Estate of Rudolph Rupert                                                6,660                  6

D. Scott Mackesy                                                        8,220                  8

Sanjay Swani                                                            8,220                  8

IRA FBO James R. Matthews                                               8,220                  8

John Clark                                                              8,220                  8

--------
(1) The calculation of "Aggregate Purchase Price" in this Annex I assumes that the WCAS Purchasers will collectively pay $95,000,000 (in the form of cash and the exchange of indebtedness and accrued but unpaid interest thereon) including, but not limited to, the aggregate principal amount of any Senior Notes held by such Purchasers (including any Senior Notes issued or issuable as interest on such Senior Notes) for the Preferred Shares to be purchased by such Purchasers on the Closing Date. For purposes of the calculation of interest on the Senior Notes, the Closing Date is assumed to occur on March 15, 2002. To the extent the Closing occurs on a different date, the actual Aggregate Purchase Price paid by each WCAS Purchaser will be revised to equal $95,000,000 plus the aggregate principal amount of all such indebtedness and accrued but unpaid interest thereon. In accordance with the foregoing, the actual number of Preferred Shares to be issued to each WCAS Purchaser will be revised to equal the amount of such Purchaser's Aggregate Purchase Price divided by the Purchase Price; rounded down to the nearest whole share, with any remaining amount being paid by the Company to such Purchaser as a Fractional Share Payment. On the Closing Date, with no further action by the Company or any Purchaser, Annex I will be amended and restated in its entirety to reflect the actual interest accrued and Preferred Shares issued.



                                                         Aggregate Purchase        Number of
Name and Address of Purchaser                                  Price           Preferred Shares
-----------------------------                                  -----           ----------------
Sean Traynor                                                          8,220                  8

John Almeida                                                          8,220                  8

Eric Lee                                                              3,888                  3

IRA FBO Jonathan M. Rather                                            8,220                  8

WCAS Management Corporation                                       2,018,164              2,018

James Hoover (IRA)                                                54,000.00                 54

Richard Stowe                                                     81,000.00                 81

Laura Van Buren                                                    6,000.00                  6


Other Purchasers
----------------

None.


         TOTAL.......................................          $117,200,451            117,195
